-15-
DC1DOCS1/0057121.01
              MANAGEMENT STOCKHOLDERS AGREEMENT

          MANAGEMENT STOCKHOLDERS AGREEMENT dated as of August 22, 1997 among Cambrex Corporation, a Delaware corporation ("Parent"), BW Acquisition Corporation, a
Delaware corporation ("Purchaser") and the parties listed on Schedule A attached hereto (each a "Stockholder" and, collectively, the "Stockholders").

          WHEREAS, concurrently herewith Parent, the
Purchaser, and BioWhittaker, Inc., a Delaware corporation
(the "Company"), are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "Merger Agreement";
capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement) pursuant to which the Purchaser will be merged with and into the Company (the "Merger"); and

          WHEREAS, in furtherance thereof, the Parent proposes that the Purchaser make an offer (the "Offer") to purchase for cash all of the issued and outstanding shares of common stock of the Company, and all associated rights to purchase preferred stock, at a price of $11.625 per share net to the seller;

          WHEREAS, Parent has required, as a condition to its entering into the Merger Agreement and commencing the Offer, that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement.

          NOW, THEREFORE, to satisfy this condition and in consideration of Parent's entering into the Merger Agreement and causing the Offer to be commenced, respectively, and in consideration of the premises and the representations, warranties and covenants contained herein, the parties agree as follows:

          1.   Representations and Warranties of Each
Stockholder. Each Stockholder hereby severally as to itself represents and warrants to Parent as follows:

          (a)  Ownership of Shares and Stock Options.
     (i) Such Stockholder (together, in the case of Mr. Buterbaugh, with Mr. Buterbaugh's wife) is the record holder and beneficial owner of the number of shares of the common stock of the Company, par value $.01 per share (the "Company Common Stock"), set forth opposite such Stockholder's name on Schedule A hereto (the "Existing Shares", and together with any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

          (ii) On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Schedule A constitute all of the shares of Company Common Stock owned by such Stockholder.

          (iii) Such Stockholder has (A) sole power of disposition; (B) sole voting power; and (C) sole power to demand dissenter's or appraisal rights, in each case with respect to all of such Stockholder's Existing Shares and with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

          (iv) Each Stockholder owns validly issued and outstanding options (the "Stock Options") to acquire the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto
     (all such shares underlying such Stockholder's Stock
     Options being referred to herein collectively as the "Option Shares"). All such Stock Options are fully vested and freely exercisable by such Stockholder to acquire any and all such Option Shares at any time at his option.

          (b) Power; Binding Agreement. Such Stockholder has all requisite legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party or by which such Stockholder is bound including, without limitation, any voting agreement, stockholders agreement, voting trust or other agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or by general principles of equity. There is no beneficiary of or holder of a voting trust certificate whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or by general principles of equity.

          (c) No Conflicts. Except for filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the applicable organization documents applicable to such Stockholder, (B) result in a material violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, modification, prepayment or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or (C) violate any order, writ, injunction, decree, judgment, statute, rule, regulation or governmental permit or license (collectively, "Laws") applicable to such Stockholder or any of such Stockholder's properties or assets.

          (d)  Such Stockholder's Shares and the
     certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings, arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

          (e)   No broker, investment banker, financial
     adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

          (f) Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

          2.   Agreement to Tender.  Shares.  Each
Stockholder hereby irrevocably agrees to duly tender all of the Shares of such Stockholder pursuant to the terms of the Offer and not to withdraw such Shares prior to the expiration of the Offer.

          3.   Agreement to Vote; Proxy.

          (a) Voting. Each Stockholder hereby severally as to itself agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted) the Shares of such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, the Offer or this Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries; (C) any change in the majority of the board of directors of the Company; (D) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation; (E) any other material change in the Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing.
Such Stockholder shall not enter into any agreement or understanding with any Person prior to the Termination Date (as defined in Section 9 hereof) to vote in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence.

          (b)  PROXY.  EACH STOCKHOLDER HEREBY GRANTS TO,
AND APPOINTS PURCHASER, PETER THAUER AND PETER TRACEY IN
THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PURCHASER, AND
ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH
OFFICE OF PURCHASER, AND ANY OTHER DESIGNEE OF PURCHASER,
EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE
(UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT
(WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES AS
INDICATED IN SECTION 3(a) ABOVE.  EACH STOCKHOLDER INTENDS
THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE)
AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER
ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE
NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY
REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER
WITH RESPECT TO SUCH STOCKHOLDER'S SHARES.

          4. Certain Covenants of Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby severally as to itself covenants and agrees as follows:

          (a)  No Solicitation.  Subject to the last
sentence of this Section 4(a), no Stockholder shall, directly or indirectly (including through advisors, agents or other intermediaries), initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer by any person that constitutes or could reasonably be expected to lead to an Acquisition Transaction. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform Parent of the material terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Subject to the last sentence of this Section 4(a), each Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Nothing in this
Section 4(a) shall restrict or limit the ability of any Stockholder who is an officer or director of the Company to take or perform in such capacity any of the actions or do any of the things that the Company is permitted to take or perform under Section 4.1(a) and 4.1(b) of the Merger Agreement.

          (b) Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal. No Stockholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, the Offer and this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, "Disposition"), enforce or permit the execution of the provisions of any agreement with the Company whereby the Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to the Disposition of any or all of such Stockholder's Shares, Stock Options or Option Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares, Stock Options or Option Shares into a voting trust or enter into a voting agreement with respect to any Shares, Stock Options or Option Shares; or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          (c)  Waiver of Appraisal and Dissenter's Rights.
Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          5. Option. Each Stockholder, severally as to itself and not jointly, hereby grants to Purchaser an irrevocable option (the "Option") to purchase (i) such Stockholder's Shares and (ii) all Option Shares underlying all of such Stockholder's Stock Options, in each case on the terms and subject to the conditions set forth herein.

          (b) The Option may be exercised by Purchaser, as a whole with respect to all Shares and not in part, at any time and from time to time from and after any time when the Merger Agreement is terminated in accordance with its terms and prior to the Termination Date, subject to the conditions set forth in Section 5(f). In addition, the Option may be exercised by Purchaser, as a whole with respect to all Option Shares and not in part, at any time and from time to time following the earlier to occur of (i) Purchaser's purchase of any Shares pursuant to the Offer and (ii) any time when the Merger Agreement is terminated in accordance with its terms and prior to the Termination Date, in each case subject to the conditions set forth in Section 5(f).

          (c) If Purchaser wishes to exercise the Option, Purchaser shall send a written notice (the "Option Notice") to each Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "Closing Date") of the closing (the "Closing") of the purchase. The Closing Date shall occur on the third business day after the date on which such notice is delivered.

          (d)  At the Closing, each Stockholder shall
deliver to Purchaser (or its designee) all of such Stockholder's Shares and Option Shares, as the case may be, required to be delivered pursuant to the Option Notice by delivery of the Shares and the Option Shares, as the case may be, duly endorsed to Purchaser or accompanied by stock powers duly executed in favor of Purchaser, with all necessary stock transfer stamps affixed; it being understood and agreed that to the extent any Stockholder is required to exercise his Stock Options in order to deliver the Option Shares to Purchaser, such Stockholder will exercise such Stock Options in accordance with their terms.

          (e) At the Closing, Purchaser shall pay, and Parent shall cause Purchaser to pay, to each Stockholder, by wire transfer in immediately available funds to an account specified by such Stockholder in writing no more than two days prior to the Closing, an amount equal to the product of the Merger Consideration and the number of Shares and Option Shares purchased from such Stockholder pursuant to the exercise of the Option.

          (f)  The Closing shall be subject to the
satisfaction of each of the following conditions:

          (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Shares or the Option Shares, as the case may be, pursuant to the exercise of the Option;

          (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares or the Option Shares, as the case may be, pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

          (iii) all actions by or in respect of, and any filing with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

          6. Further Assurances. From time to time, at any party's request and without further consideration, each other party shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7.   Obligations Attach to Shares.  Each
Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise; it being understood and agreed that notwithstanding anything in this Stockholders
Agreement to the contrary, none of the provisions of this Agreement (including, without limitation, any of the representations and warranties made by such Stockholder) shall apply to any shares of Company Common Stock which are beneficially owned by such Stockholder by virtue of such Stockholder's participation in the BioWhittaker, Inc.
Savings and Stock Investment Plan or by virtue of such Stockholder's status as a trustee of such Plan.

          8. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with the Offer or this Agreement. Each Stockholder agrees, with respect to any Shares in certificated form, that such Stockholder will submit to the Company, within ten business days after the date hereof, the certificates representing such Shares in order for the Company will inscribe upon such certificates the following legend: "The shares of Common Stock, par value $.0l per share, of BioWhittaker, Inc. (the "Company") represented by this certificate are subject to a Stockholders Agreement dated as of August 22, 1997, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of the Company." Each Stockholder agrees that within ten business days after the date hereof, such Stockholder will no longer hold any Shares, whether certificated or uncertificated, in "street name" or in the name of any nominee.

          9. Termination. This Agreement shall terminate upon the earlier of (a) twelve months from the date hereof or (b) the Effective Time; provided, however, that if the Company is not in breach of its obligations under the Merger Agreement and none of the Stockholders are in breach of their obligations under this Agreement, this Agreement shall terminate upon termination of the Merger Agreement (a) pursuant to Section 6.1(a), 6.1(d), 6.1(f)(i) and 6.1(g) thereof, (b) pursuant to Section 6.1(b), 6.1(c) and 6.1(e) thereof (in each case if no proposal for an Acquisition Transaction has been made), or (c) by the Company pursuant to Section 6.1(f) thereof (unless a proposal for an Acquisition Transaction has been made). The date of termination of this Agreement is referred to herein as the "Termination Date".

          10.  Miscellaneous.

          (a)  Entire Agreement; Assignment. This Agreement
(i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of (A) in the case of an assignment by a Stockholder, Parent and (B) in the case of an assignment by Parent or Purchaser, each Stockholder, provided that Parent may in its sole discretion assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries.

          (b)  Amendments.  This Agreement may not be
modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed the parties hereto; provided, however, that Schedule A may be supplemented by Parent without the agreement of any other party, by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

          (c)  Notices.  All notices and other
communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, facsimile, telex or other standard form of telecommunications, by courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed

          If to Parent or Purchaser, to:

               Cambrex Corporation
               One Meadowlands Plaza
               East Rutherford, New Jersey  07073
               Facsimile No.: (201) 804-9851
               Attention:  Peter Thauer, Esq.

          With a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York New York  10022
               Facsimile No.: (212) 909-6836
               Attention:  Ralph Arditi, Esq.

          If to a Stockholder, to such Stockholder's address or facsimile number set forth in Schedule A hereto,

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

          (d)  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

          (e)  Enforcement.  The parties agree that
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same Agreement.

          (g)  Descriptive Headings.  The descriptive
headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (h)  Severability.  Whenever possible, each
provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (i) Definitions; Construction. For purposes of this Agreement:

          (i) "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange
     Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          (iv) "Person" shall mean an individual,
     corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (v)  In the event of a stock dividend or
     distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          IN WITNESS WHEREOF, Parent, Purchaser and each
Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                         CAMBREX CORPORATION


                         BY:  ____________________
                              Name:
                              Title:


                         BW ACQUISITION CORPORATION


                         BY:  ____________________
                              Name:
                              Title:


                         _________________________
                         Noel Buterbaugh


                         _________________________
                         Mrs. Noel Buterbaugh


                         _________________________
                         Thomas Winkler


                         _________________________
                         Philip Rohrer


                         _________________________
                         Leif Olsen


                         _________________________
                         Dudley Staples


                         _________________________
                         Joseph Alibrandi


                              Shares
                               Owned      Stock
     Officer/Director                    Options
                                          Owned
                                        Substitu    Subsequent
                               Stock    te Stock      Stock
                               Owned     Options  Options/Direc
                             Directly              tor Options

Noel Buterbaugh               5,0201     94,055      309,000
President & CEO
BioWhittaker, Inc.
8830 Biggs Ford Road
Walkersville, MD  21793-
0127
Phone:    301-898-7025,
ext. 2308
Fax: 301-845-6099

Thomas R. Winkler               500      31,873      231,000
Executive Vice President
and Chief Operating Officer
BioWhittaker, Inc.
8830 Biggs Ford Road
Walkersville, MD  21793-
0127
Phone:    301-898-7025,
ext. 2310
Fax: 301-845-6099

Philip L. Rohrer               1,900      -----      179,000
Vice President
and Chief Financial Officer
BioWhittaker, Inc.
8830 Biggs Ford Road
Walkersville, MD  21793-
0127
Phone:    301-898-7025,
ext. 2369
Fax: 301-845-1006

Leif Olsen                       0        -----       33,000
Vice President Regulatory
Affairs
BioWhittaker, Inc.
8830 Biggs Ford Road
Walkersville, MD  21793-
0127
Phone:    301-898-7025,
ext. 2313
Fax: 301-845-6452

F. Dudley Staples, Jr.           0        -----       28,000
Secretary and General
Counsel
BioWhittaker, Inc.
8830 Biggs Ford Road
Walkersville, MD  21793-
0127
Phone:    301-898-7025,
ext. 2362
Fax: 301-845-1006

Joseph F. Alibrandi           701,052     -----       5,000
Chairman, BioWhittaker,
Inc.
Whittaker Corporation
1955 N. Surveyor Avenue
Simi Valley, CA  93063
Phone:    805-584-4140
Fax: 805-526-1082

   1    720 shares are jointly owned by Mr. Buterbaugh's
   wife.